Filed Pursuant to Rule 433

Dated July 24, 2024

Registration No. 333-277813

CAPITAL ONE FINANCIAL CORPORATION

$2,000,000,000

$1,000,000,000 5.463% FIXED-TO-FLOATING RATE SENIOR NOTES DUE 2030

$1,000,000,000 5.884% FIXED-TO-FLOATING RATE SENIOR NOTES DUE 2035

Summary of Terms for Issuance

Issuer:	Capital One Financial Corporation

Trade Date:	July 24, 2024

Settlement Date: *	July 26, 2024 (T+2)

Ranking:	Senior Unsecured

Expected Security Ratings (Outlook): **	Baa1 (under review for downgrade) / BBB (stable) / A- (stable) (Moody’s / S&P / Fitch)

$1,000,000,000 5.463% FIXED-TO-FLOATING RATE SENIOR NOTES DUE 2030

Security:	5.463% Fixed-to-Floating Rate Senior Notes due 2030

Principal Amount:	US$1,000,000,000

Net Proceeds to Issuer (before expenses):	US$996,500,000

Maturity Date:	July 26, 2030

Interest Reset Date:	July 26, 2029

Fixed Rate Period:	From and including July 26, 2024 to but excluding the Interest Reset Date

Floating Rate Period:	From and including the Interest Reset Date to but excluding the Maturity Date

Payment Frequency:	Semi-annually with respect to the Fixed Rate Period and quarterly with respect to the Floating Rate Period

Day Count/Business Day Convention:	Fixed Rate Period: 30/360; Following, Unadjusted Floating Rate Period: Actual/360; Modified Following, Adjusted

Fixed Rate Period Interest Payment Dates:	Semi-annually in arrears on each January 26 and July 26, commencing on January 26, 2025 and ending July 26, 2029

Benchmark Treasury:	UST 4.250% Notes due June 30, 2029

Benchmark Treasury Price and Yield:	100-12 1⁄4; 4.163%

Spread to Benchmark Treasury:	+130 bps

Re-offer Yield:	5.463%

Fixed Rate Period Coupon:	5.463% per annum

Price to Public:	100.000% of principal amount

Floating Rate Period Interest Rate:	Base Rate plus the Spread payable quarterly in arrears during the Floating Rate Period.

Base Rate:	SOFR, compounded daily over the quarterly Observation Period in respect of such Floating Rate Interest Payment Period, in accordance with the specific formula described in the preliminary prospectus supplement. As further described in such preliminary prospectus supplement, (i) in determining the Base Rate for a U.S. Government Securities Business Day, the Base Rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the Base Rate for any other day, such as a Saturday, Sunday or holiday, the Base Rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Spread (Plus or Minus):	Plus 156 bps

Index Maturity:	Daily

Floating Rate Interest Payment Dates:	Quarterly in arrears on each January 26, April 26, July 26 and October 26, beginning on October 26, 2029 and ending on the Maturity Date. If the scheduled Maturity Date falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled Maturity Date.

Floating Rate Interest Payment Periods:	Quarterly; with respect to a Floating Rate Interest Payment Date, the period from and including the most recent Floating Rate Interest Payment Date (or from and including the Interest Reset Date in the case of the first Floating Rate Interest Payment Period) to but excluding the next succeeding Floating Rate Interest Payment Date.

Observation Period:	In respect of each Floating Rate Interest Payment Period, the period from and including the date two U.S. Government Securities Business Days preceding the first date in such Floating Rate Interest Payment Period to but excluding the date two U.S. Government Securities Business Days preceding the Floating Rate Interest Payment Date.

U.S. Government Securities Business Day:	Any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Business Day:	New York, New York, Chicago, Illinois and McLean, Virginia

Optional Redemption:	The Issuer may redeem the notes at its option on July 26, 2029 (which is the date that is one year prior to the Maturity Date), in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date upon not less than 5 nor more than 60 days’ prior notice given to the holders of the notes to be redeemed.

CUSIP/ISIN:	14040H DG7 / US14040HDG74

$1,000,000,000 5.884% FIXED-TO-FLOATING RATE SENIOR NOTES DUE 2035

Security:	5.884% Fixed-to-Floating Rate Senior Notes due 2035

Principal Amount:	US$1,000,000,000

Net Proceeds to Issuer (before expenses):	US$995,500,000

Maturity Date:	July 26, 2035

Interest Reset Date:	July 26, 2034

Fixed Rate Period:	From and including July 26, 2024 to but excluding the Interest Reset Date

Floating Rate Period:	From and including the Interest Reset Date to but excluding the Maturity Date

Payment Frequency:	Semi-annually with respect to the Fixed Rate Period and quarterly with respect to the Floating Rate Period

Day Count/Business Day Convention:	Fixed Rate Period: 30/360; Following, Unadjusted Floating Rate Period: Actual/360; Modified Following, Adjusted

Fixed Rate Period Interest Payment Dates:	Semi-annually in arrears on each January 26 and July 26, commencing on January 26, 2025 and ending July 26, 2034

Benchmark Treasury:	UST 4.375% Notes due May 15, 2034

Benchmark Treasury Price and Yield:	100-23; 4.284%

Spread to Benchmark Treasury:	+160 bps

Re-offer Yield:	5.884%

Fixed Rate Period Coupon:	5.884% per annum

Price to Public:	100.000% of principal amount

Floating Rate Period Interest Rate:	Base Rate plus the Spread payable quarterly in arrears during the Floating Rate Period.

Base Rate:	SOFR, compounded daily over the quarterly Observation Period in respect of such Floating Rate Interest Payment Period, in accordance with the specific formula described in the preliminary prospectus supplement. As further described in such preliminary prospectus supplement, (i) in determining the Base Rate for a U.S. Government Securities Business Day, the Base Rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the Base Rate for any other day, such as a Saturday, Sunday or holiday, the Base Rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Spread (Plus or Minus):	Plus 199 bps

Index Maturity:	Daily

Floating Rate Interest Payment Dates:	Quarterly in arrears on each January 26, April 26, July 26 and October 26, beginning on October 26, 2034 and ending on the Maturity Date. If the scheduled Maturity Date falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled Maturity Date.

Floating Rate Interest Payment Periods:	Quarterly; with respect to a Floating Rate Interest Payment Date, the period from and including the most recent Floating Rate Interest Payment Date (or from and including the Interest Reset Date in the case of the first Floating Rate Interest Payment Period) to but excluding the next succeeding Floating Rate Interest Payment Date.

Observation Period:	In respect of each Floating Rate Interest Payment Period, the period from and including the date two U.S. Government Securities Business Days preceding the first date in such Floating Rate Interest Payment Period to but excluding the date two U.S. Government Securities Business Days preceding the Floating Rate Interest Payment Date.

U.S. Government Securities Business Day:	Any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Business Day:	New York, New York, Chicago, Illinois and McLean, Virginia

Optional Redemption:	The Issuer may redeem the notes at its option on July 26, 2034 (which is the date that is one year prior to the Maturity Date), in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date upon not less than 5 nor more than 60 days’ prior notice given to the holders of the notes to be redeemed.

CUSIP/ISIN:	14040H DH5 / US14040HDH57

OTHER INFORMATION

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Morgan Stanley & Co. LLC RBC Capital Markets, LLC Capital One Securities, Inc.

Co-Managers:	Academy Securities, Inc. CastleOak Securities, L.P. Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

*

Note: Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the first business day before delivery will be required by virtue of the fact that the notes initially will settle in two business days to specify alternative settlement arrangements to prevent a failed settlement.

**	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Capital One Financial Corporation has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents Capital One Financial Corporation has filed with the SEC and incorporated by reference in such documents for more complete information about Capital One Financial Corporation and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain a copy of these documents by contacting Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, RBC Capital Markets, LLC at 1-866-375-6829, or Capital One Securities, Inc. toll-free at 1-800-666-9174, Attn: Compliance.

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